QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
THE TIMBERLAND COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

April 1, 2003

TO THE STOCKHOLDERS:

        The Board of Directors and Officers of The Timberland Company invite you to attend the 2003 Annual Meeting of Stockholders to be held on Thursday, May 15, 2003, at 9:30 a.m., at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire.

        A copy of the Proxy Statement and the proxy are enclosed.

        If you cannot be present at the meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed envelope.

Cordially,

SIDNEY W. SWARTZ Chairman

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 15, 2003
Time:	9:30 a.m.
Location:	The Timberland Company World Headquarters 200 Domain Drive Stratham, New Hampshire

Purposes for Meeting:

  1.
  To fix the number of directors at ten for the coming year, subject to further action by the Board of Directors as provided in the Company's By-Laws, and to elect ten directors to hold office until their successors are duly elected and qualified;

  2.
  To amend the Company's 1997 Incentive Plan, as amended, a copy of which is set forth in Appendix A to this Proxy Statement, to increase the number of shares reserved for issuance from 6,000,000 to 8,000,000; and

  3.
  To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

        Holders of Class A Common Stock will vote separately as a class to elect three directors. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect the remaining seven directors.

        You will receive notice of and may vote and act at the Annual Meeting only if you are a stockholder of record at the close of business on Wednesday, March 19, 2003.

By Order of the Board of Directors

DANETTE WINEBERG Secretary

April 1, 2003

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

PROXY STATEMENT
April 1, 2003

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
General	1
Voting Rights and Outstanding Shares	1
Quorum	2
Required Votes and Method of Tabulation	2
Independent Accountants	2
ITEM 1. ELECTION OF DIRECTORS	3
Information with Respect to Nominees	3
Committees of the Board of Directors	5
The Audit Committee Report	6
Directors' Compensation	8
ITEM 2. AMENDMENT OF 1997 INCENTIVE PLAN	8
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Option Grants in Last Fiscal Year	14
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	15
Equity Compensation Plan Information	15
Change of Control Arrangements	15
Performance Graph	16
Compensation Committee Report on Executive Compensation	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	21
FINANCIAL AND OTHER INFORMATION	21
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED	21
OTHER BUSINESS	21
STOCKHOLDER PROPOSALS	21
APPENDIX A	A-1

i

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The Board of Directors of The Timberland Company, a Delaware corporation ("Timberland" or the "Company"), is sending you the enclosed proxy in connection with its 2003 Annual Meeting of Stockholders (the "Annual Meeting") and any adjourned sessions of the Annual Meeting. The Annual Meeting will be held on Thursday, May 15, 2003, at 9:30 a.m., at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire. The purposes of the Annual Meeting are:

  1.
  to fix the number of directors at ten for the coming year and to elect ten directors to hold office until their successors are duly elected and qualified;

  2.
  to amend the Company's 1997 Incentive Plan, as amended, a copy of which is set forth in Appendix A to this Proxy Statement, to increase the number of shares reserved for issuance from 6,000,000 to 8,000,000; and

  3.
  to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

Voting Rights and Outstanding Shares

        You may vote at the Annual Meeting only if you are a stockholder of record as of the close of business on Wednesday, March 19, 2003. As of February 28, 2003, the following number of shares of the Company's Common Stock were outstanding:

Class of Common Stock	Number of Shares Outstanding
Class A Common Stock, $.01 par value ("Class A Common Stock")	28,471,729
Class B Common Stock, $.01 par value ("Class B Common Stock")	7,561,185

        The Company bears all costs of solicitation of proxies. The Company may solicit proxies personally or by telephone, mail or telegram. None of the Company's directors, officers or employees will be specially compensated for soliciting proxies. The Company expects to mail this Proxy Statement and the enclosed proxy to stockholders on or about April 1, 2003. Unless the Company has received instructions to the contrary, only one Annual Report or Proxy Statement, as applicable, is being delivered to multiple shareholders sharing an address. Upon written or oral request to the Secretary of the Company, by mail at 200 Domain Drive, Stratham, New Hampshire 03885 or by telephone at (603) 772-9500, the Company will promptly deliver a copy of the Annual Report or Proxy Statement to a shareholder if that shareholder shares an address with another shareholder to which a single copy of the applicable document was delivered. To receive a separate Annual Report or Proxy Statement, as applicable, in the future, contact the Secretary of the Company as described above. To request delivery of a single copy of an Annual Report or Proxy Statement for a household currently receiving multiple copies of Annual Reports or Proxy Statements, contact the Secretary of the Company as described above.

        To vote your shares at the Annual Meeting, you must properly sign, date and return the enclosed proxy. You may specify in the proxy how you want to vote your shares. If you sign and return your proxy but do not specify how to vote your shares, then your shares will be voted to fix the number of directors at ten, to elect all ten nominees and to amend the Company's 1997 Incentive Plan, as amended, a copy of which is set forth in Appendix A to this Proxy Statement, to increase the number of shares reserved for issuance from 6,000,000 to 8,000,000.

        You may revoke your proxy at any time before the Annual Meeting by either:

  •
  attending the Annual Meeting and voting in person;

  •
  filing with the Secretary of the Company an instrument in writing revoking your proxy; or

  •
  delivering to the Secretary a newly executed proxy bearing a later date.

        If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his, her or their discretion, vote for another person as director or vote to reduce the number of directors to less than ten, as the Board of Directors may recommend. The Company believes that all of the nominees will be available for election.

        The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxy to vote on such matters intend to vote in accordance with his, her or their judgment.

Quorum

        A quorum of the Company's stockholders must be present, whether by proxy or in person, for the Annual Meeting to occur. Consistent with Delaware law and under the Company's By-Laws, a majority of the voting power of shares entitled to be cast on a particular matter constitutes a quorum.

        To determine the presence of a quorum, the following will count as shares present:

  •
  shares represented by proxies that withhold authority to vote for a nominee for director;

  •
  shares represented by proxies that indicate an abstention to vote for a nominee for director; or

  •
  a "broker non-vote" (shares held by your brokers or nominees as to which (i) you have not provided voting instructions and (ii) the broker or nominee does not have discretionary voting power).

Required Votes and Method of Tabulation

        You are entitled to one vote for each share of Class A Common Stock you hold and entitled to ten votes for each share of Class B Common Stock you hold. Holders of Class A Common Stock will vote separately as a class to elect nominees Robert M. Agate, John F. Brennan and Abraham Zaleznik. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect nominees Sidney W. Swartz, Jeffrey B. Swartz, John E. Beard, Ian W. Diery, John A. Fitzsimmons, Virginia H. Kent and Bill Shore. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class with respect to the approval of the amendment to the Company's 1997 Incentive Plan, as amended, and on any other matter to be voted on at the Annual Meeting except as described above.

        The Company will appoint election inspectors who will count the votes cast by proxy or in person at the Annual Meeting. The ten nominees for election as directors who receive the greatest number of votes properly cast will be elected. Approval of the amendment to the Company's 1997 Incentive Plan, as amended, requires the affirmative vote of a majority of the votes properly cast at the Annual Meeting on such matter. Shares represented by proxies that indicate a "broker non-vote", however, will not constitute shares present and entitled to be cast at the Annual Meeting on the approval of the amendment to the Company's 1997 Incentive Plan, as amended, and, thus, will have no effect on the outcome of such vote.

Independent Accountants

        Deloitte & Touche LLP will audit the consolidated financial statements of the Company for the year ending December 31, 2003 and will report the results of the audit to the Audit Committee of the Board of Directors. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

  Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $877,000.

  Financial Information Systems Design and Implementation Fees

        The Company did not incur any fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

  All Other Fees

        The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2002 were $614,000. This amount includes fees billed primarily for tax consultation and tax preparation as well as for employee benefit plan audits. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence, and has sole authority on behalf of the Company to approve any future non-audit services to be performed by Deloitte.

ITEM 1. ELECTION OF DIRECTORS

        The directors elected at each Annual Meeting serve for the following year and until their respective successors are duly elected and qualified. The Company's By-Laws specify that the Board of Directors or the stockholders may determine the number of directors of the Company. The stockholders or the Board of Directors may increase the number of directors fixed at the Annual Meeting and may fill any vacancy arising on the Board of Directors.

        The current Board of Directors consists of ten members. All current directors are nominees for director at the Annual Meeting, and were elected at the 2002 Annual Meeting of Stockholders.

Information with Respect to Nominees

        The names, ages, principal occupations during the past five years and certain other information with respect to the nominees for election are as follows:

Name and Year First Elected Director	Age	Principal Occupation During the Past Five Years and Directorships of Other Public Companies
Sidney W. Swartz (1978)	67	Sidney Swartz has been the Company's Chairman of the Board since June 1986. He also was the Company's Chief Executive Officer and President from June 1986 until June 1998.

Jeffrey B. Swartz (1990)	43
		Jeffrey Swartz has been the Company's President and Chief Executive Officer since June 1998. Prior to this, Jeffrey Swartz was the Company's Chief Operating Officer from May 1991 and its Executive Vice President from March 1990. Jeffrey Swartz is the son of Sidney Swartz.
Robert M. Agate (1992)	67
		Mr. Agate was the Senior Executive Vice President and Chief Financial Officer of Colgate-Palmolive Company from January 1992 until his retirement in July 1996. Mr. Agate is also a director of Allied Waste Industries, Inc.
John E. Beard (2000)	70
		Mr. Beard was a lawyer at the law firm of Ropes & Gray from June 1957 until his retirement at the end of 2000; he has been of counsel at the firm since retirement. Mr. Beard was the Company's Secretary from 1987 to July, 2001. Mr. Beard serves as a director of BTU International Inc. and Stackpole Limited, and as a Trustee of Century Shares Trust and as a Trustee of the Century Capital Management Trust.
John F. Brennan (1987)	70
		Mr. Brennan has been President of Green Mountain College since September 1, 2002. Prior to this he served as the Dean of the Sawyer School of Management of Suffolk University from August 1991 to July 21, 2001. Mr. Brennan is also a director of Aerovox Incorporated, Data Storage Corporation and Litecontrol Corporation.
Ian W. Diery (1996)	53
		Mr. Diery has been the President and Chief Executive Officer of Electronic Scrip, Inc. since November 1997. From September 1996 until joining Electronic Scrip, Mr. Diery was a self-employed consultant. From November 1995 to August 1996, Mr. Diery was the President and Chief Executive Officer and a Director of AST Research, Inc. From October 1989 to April 1995, Mr. Diery served at Apple Computer in a variety of positions, most recently as Executive Vice President and General Manager of the Personal Computer Division.
John A. Fitzsimmons (1996)	60	Mr. Fitzsimmons was the Senior Vice President—Consumer Electronics of Circuit City Stores, Inc. from January 1987 until his retirement in June 2000.

Virginia H. Kent (1999)	48
		Ms. Kent is an independent consultant and was the President and Chief Executive Officer of Reflect.com from December 1999 until June 2002. Prior to this, Ms. Kent served at Hasbro Corporation in a variety of positions, most recently as President—U.S. Toy Group; President—Global Brands and Product Development from July 1997 to March 1999; and General Manager—Girls/Boys/Nerf from 1994 to July 1997.
Bill Shore (2001)	48	Mr. Shore founded Share Our Strength in 1984 and is currently its President. Mr. Shore is also Chairman of Community Wealth Ventures, Inc., a for-profit subsidiary of Share Our Strength.
Abraham Zaleznik (1987)	79	Dr. Zaleznik is a Professor Emeritus of Harvard University and has been a self-employed consultant since 1990.

Committees of the Board of Directors

        The Board of Directors has a Compensation Committee, an Audit Committee, and a Governance and Nominating Committee. The majority of the members of the Board of Directors are independent (as independence is defined in the New York Stock Exchange's listing standards). During 2002, the Board of Directors and its committees held the following number of meetings:

2002 Meetings
Board of Directors	8
Compensation Committee	9
Audit Committee	4
Governance and Nominating Committee	6

        All directors attended more than 75% of the total number of meetings held in 2002 of the Board of Directors and the committees of the Board on which he or she served.

The Compensation Committee.

        The members of the Compensation Committee are Dr. Zaleznik, Chairman, Mr. Beard, Mr. Fitzsimmons and Mr. Shore. The Compensation Committee's responsibilities include, but are not limited to:

  •
  determining and presenting to the Board of Directors for its ratification the compensation of the Chairman and the Chief Executive Officer;

  •
  determining the compensation of the executive officers who report directly to the Chief Executive Officer;

  •
  reviewing the compensation determined by management for all other executive officers of the Company; and

  •
  supervising the administration of the Company's 1997 Incentive Plan, as amended, and other non-stock based benefit plans.

The Governance and Nominating Committee.

        The members of the Governance and Nominating Committee are Mr. Beard, Chairman, Mr. Agate and Mr. Shore. The functions of the Governance and Nominating Committee include, but are not limited to:

  •
  reviewing the organization, role and structure of the Board of Directors including the nature and extent of delegation of responsibilities to committees of the Board and reviewing directors' compensation;

  •
  making recommendations to the full Board with respect to membership on committees and chairmanship of committees;

  •
  recommending to the Board guidelines and criteria for Board membership and identifying and reviewing candidates for election to the Board and making recommendations relative to their election as directors;

  •
  periodically evaluating the composition of the Board and the effectiveness of the Board's service to the Company;

  •
  recommending to the Board policies relating to the conduct of Board affairs; and

  •
  communicating with management to ensure that materials and information provided to the Board are appropriate to enable the Board to fulfill its responsibilities.

        The Governance and Nominating Committee will consider nominations to the Board of Directors from shareholders provided the shareholder notifies the Secretary of the Company in writing with the nominee's name, address and the reasons for such nomination by February 4, 2004 in connection with the Company's 2004 Annual Meeting of Stockholders.

The Audit Committee.

        Mr. Agate, Chairman, Mr. Brennan, Mr. Diery and Ms. Kent are the members of the Company's Audit Committee. All of the members of the Company's Audit Committee are independent (as independence is defined in the New York Stock Exchange's listing standards). The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was appended to the Proxy Statement filed with the Securities and Exchange Commission by the Company on March 28, 2001. The functions of the Audit Committee include, but are not limited to:

  •
  recommending to the Board of Directors the appointment of the Company's independent accountants and reviewing and approving arrangements and fees for audit and non-audit services;

  •
  reviewing the independence of the accountants;

  •
  meeting with the Company's management and the accountants to review the Company's financial statements; and

  •
  oversight of the Company's internal accounting and financial controls.

The Audit Committee Report

        The Audit Committee has (1) reviewed and discussed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002 with the Company's management, (2) discussed with the Company's independent accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standard 61, as may be amended, (3) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards

Board Standard No. 1, as may be amended, and (4) discussed with Deloitte & Touche LLP their independence as the Company's independent accountants.

        In reliance on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors and the Board of Directors recommended that the audited consolidated financial statements for the fiscal year ended December 31, 2002 be included in the Company's 2002 Annual Report to Shareholders which will be incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      Robert M. Agate, Chairman
                      John F. Brennan
                      Ian W. Diery
                      Virginia H. Kent

Directors' Compensation

        Directors who are also employees of the Company do not receive any compensation for serving as directors. Directors who are not employees of the Company receive the following fees for their service:

Fee	Amount
Annual retainer for director	$25,000
Each Board of Directors meeting attended	1,000
Annual retainer for committee chairperson	2,500
Each committee meeting attended	1,000

        Under the Company's 2001 Non-Employee Directors Stock Plan, directors who are not employees of the Company are automatically granted options to purchase a fixed number of shares of Class A Common Stock upon the occurrence of the following events:

Event	Number of Shares
Initial election as director	10,000
Each anniversary of initial grant	2,500

        These stock options have an exercise price equal to the fair market value on the date of grant and are exercisable at the rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant, for so long as the director remains a director of the Company. The options expire ten years from the date of grant or when the holder ceases to be a director of the Company, if earlier.

        During 2002, the Company granted the following stock options to its non-employee directors:

Director	Number of Shares	Date of Grant	Exercise Price
Robert M. Agate	2,500	November 13, 2002	$32.35
John E. Beard	2,500	September 16, 2002	$37.36
John F. Brennan	2,500	May 21, 2002	$40.51
Ian W. Diery	2,500	May 16, 2002	$42.11
John A. Fitzsimmons	2,500	May 16, 2002	$42.11
Virginia H. Kent	2,500	May 21, 2002	$40.51
Bill Shore	2,500	March 1, 2002	$36.14
Abraham Zaleznik	2,500	May 21, 2002	$40.51

        See the section of this Proxy Statement entitled "Security Ownership of Certain Beneficial Owners and Management" for information as to ownership of Company securities by nominees for director.

ITEM 2. AMENDMENT TO THE 1997 INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES RESERVED

        A total of six million (6,000,000) shares of Class A Common Stock have been reserved for issuance under the 1997 Incentive Plan, as amended (the "1997 Plan"). As of January 1, 2003, there were 617,340 shares of Class A Common Stock remaining available for issuance under the 1997 Plan. The Company expects that awards covering the available shares will be granted during 2003. The Compensation Committee and the Board believe that it is important to continue to grant awards to the Company's officers and employees to encourage them to identify with the long term interests of the Company's stockholders. The Company estimates that, as of the date of this Proxy Statement, approximately 350 non-executive employees and 9 executive officers are eligible to receive awards under the 1997 Plan. On December 18, 2002, the Compensation Committee recommended and the Board approved on December 19, 2002, and is submitting for stockholder approval a proposal to increase the number of shares of Class A Common Stock reserved for issuance under the 1997 Plan from 6,000,000 shares to 8,000,000. A copy of the 1997 Plan is set forth in Appendix A to this Proxy Statement.

NEW PLAN BENEFITS

1997 Incentive Plan, as amended

Name and Position	Dollar Value ($)(1)	Number of Units
Jeffrey B. Swartz President and Chief Executive Officer	—	90,000	(2)
Kenneth P. Pucker Executive Vice President and Chief Operating Officer	—	70,000	(2)
Brian P. McKeon Executive Vice President—Finance and Administration and Chief Financial Officer	—	60,000	(2)
Gary S. Smith Senior Vice President—Supply Chain Management	—	15,000	(2)
Marc Schneider Senior Vice President—Product Management	—	22,500	(2)
Executive Group	— —	285,000 37,000	(2) (3)
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	—	700,579	(3)

(1)
The dollar value may not be determined because stock options under the 1997 Plan are granted with an exercise price that is equal to the closing price of the Class A Common Stock on the date of grant, and any subsequent appreciation in the price of the Class A Common Stock is not determinable.

(2)
Represents stock options awarded for 2003 to seven of the Company's nine executive officers from the proposed 2,000,000 share increase described in this proposal. Each of these awards was approved by the Compensation Committee and ratified by the Board, but each is subject to shareholder approval pursuant to this proposal.

(3)
Represents aggregate stock options awarded from existing shares reserved for issuance under the 1997 Plan during the Company's fiscal year ended December 31, 2002 for (i) the other two executive officers and (ii) approximately 350 non-executive employees. These 2002 awards are not necessarily representative of awards that may be made in the future under the 1997 Plan if stockholders approve this proposal.

General Description of the 1997 Plan

        On February 27, 1997, the Compensation Committee adopted the 1997 Plan and it was approved by the stockholders on May 16, 1997. The 1997 Plan's purpose is to advance the interests of the Company by enabling the Company to provide equity-based or cash incentives to selected employees, directors and other persons who provide services to the Company and its Affiliates (as defined in the 1997 Plan).

        One million shares (1,000,000) of Class A Common Stock (subject to adjustment for stock splits and similar events) were initially reserved for issuance under the 1997 Plan. As a result of 2-for-1 stock splits in each of September, 1999 and July, 2000, four million shares (4,000,000) of Class A Common Stock were reserved for issuance under the 1997 Plan. On May 17, 2001 the stockholders approved an amendment to the 1997 Plan to increase the number of shares reserved for issuance from four million shares (4,000,000) to six million shares (6,000,000).

        In addition to stock options, any of the following incentives may be awarded to participants under the 1997 Plan: stock appreciation rights ("SARs"), restricted stock, unrestricted stock, awards entitling the recipient to delivery in the future of Class A Common Stock or other securities, securities which are convertible into or exchangeable for shares of Class A Common Stock and cash bonuses. Any of these awards may be conditioned in whole or in part on the satisfaction of specified performance criteria. Stock based awards under the 1997 Plan are intended to qualify for exemption under Rule 16b-3 promulgated under the 1934 Act.

        The 1997 Plan is administered by the Compensation Committee, which has the discretionary authority to interpret the plan and generally to do all things necessary to carry out its purposes. In the case of awards intended to be exempt as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee is to exercise its discretion consistent with qualifying awards for such exemption. Eligibility for awards is limited to key employees, directors and others providing services to the Company or an Affiliate who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company and its Affiliates. The Compensation Committee may delegate to senior management award-granting authority, other than for awards to the Chairman, Chief Executive Officer and executives directly reporting to either of them.

        The Compensation Committee may amend the 1997 Plan or any outstanding award for any purpose permitted by law, or may terminate the 1997 Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the 1997 Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the 1997 Plan to continue to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for awards to be eligible for the performance-based exception under Section 162(m) of the Internal Revenue Code.

        The maximum number of shares of Class A Common Stock for which stock options may be granted to any participant over the life of the 1997 Plan is 4,000,000. The maximum number of shares of Class A Common Stock for which SARs may be granted to any participant over the life of the 1997 Plan is 4,000,000. For these purposes, the repricing of a stock option or SAR will be treated as a new grant to the extent required under Section 162(m) of the Internal Revenue Code. The aggregate number of shares of Class A Common Stock which may be delivered to any person over the life of the 1997 Plan under awards other than stock options or SARs is also 4,000,000.

        No award of "incentive stock options" ("ISOs") may be granted under the 1997 Plan after February 26, 2007. ISOs may only be awarded to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Internal Revenue Code.

        Awards under the 1997 Plan are not transferable except as the Compensation Committee otherwise expressly provides. The Compensation Committee may impose vesting or exercisability provisions in connection with any award, including provisions for the exercise or retention of an award following termination of service. Except as so provided, an award requiring exercise will cease to be exercisable and all other awards to the extent not vested will be forfeited upon termination of the participant's employment or other service relationship with the Company. The exercise or purchase price of an award is to be paid in cash unless the Compensation Committee provides for payment in another form. The Compensation Committee may provide for the payment of dividend equivalents with respect to any shares of Class A Common Stock subject to an award, and may provide that upon exercise of an award the participant will receive a new award of like kind covering a number of shares equal to the number for which the first award was exercised. The Compensation Committee may, but need not, also provide for the holding back of shares under an award (or for the tendering of previously owned shares by a participant) to satisfy tax withholding requirements in connection with an award.

        Performance awards under the 1997 Plan are awards where the right to exercisability, vesting or full enjoyment of the award is conditioned in whole or in part on the satisfaction of specified performance goals. Performance awards may include those intended to qualify for exemption under Section 162(m) of the Internal Revenue Code and those not intended to qualify. Section 162(m) of the Internal Revenue Code imposes a limit of $1.0 million on the deduction that a public corporation may claim for compensation in any year to its Chief Executive Officer or any of the other four most highly compensated named executive officers serving at the end of the year. Section 162(m) exempts from this limitation performance-based compensation that is awarded pursuant to a plan the material terms of which have been approved by shareholders. The material terms of the performance goals applicable to performance awards, other than stock options and stock appreciation rights ("SARs"), under the 1997 Plan, were approved by shareholders in 1997 and reapproved by shareholders in 2002. Under the 1997 Plan, eligibility for awards is limited to key employees, directors and other individuals or entities providing services to the Company or its Affiliates who are, in the opinion of the Compensation Committee, in a position to make a significant contribution to the success of the Company and its Affiliates. Under the 1997 Plan, no more than $3.0 million may be paid to any individual with respect to any cash performance award, and in the case of other performance awards, other than stock options or SARs, the maximum award opportunity is one million shares or their equivalent value in cash. In applying the $3.0 million limit applicable to cash performance awards, multiple cash performance awards to the same individual determined by reference to performance periods of one year or less are aggregated and subject to a single limit; similarly, cash performance awards to the same individual that are determined by reference to longer periods ending in the same fiscal year of the Company are aggregated and subject to a single limit. In addition, performance awards that are intended to qualify as exempt awards for purposes of Section 162(m) must be based on attainment of performance goals established by the Compensation Committee based on any one or more of the following performance goals (determined on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or other objective operating contributions; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; or other transactions that involve a change in the equity ownership of the Company. In general, payment under an award intended to be exempt under Section 162(m) of the Internal Revenue Code must be conditioned on Compensation Committee certification that the performance goals so specified have been achieved.

        In the event of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of a majority of the Company's then outstanding voting common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all of the Company's assets or (iii) a dissolution or liquidation of the Company (any of the foregoing, a "covered transaction"), the vesting or exercisability of all outstanding awards will be accelerated immediately prior to the consummation of such covered transaction, unless, in the case of any award, the Compensation Committee provides for one or more substitute or replacement awards from, or the assumption of the existing award by, the acquiring entity

(if any) or its affiliates. As of the effective time of such covered transaction, all outstanding awards requiring exercise will cease to be exercisable and all other awards, to the extent not fully vested, will be forfeited.

Federal Tax Effects

        The following discussion summarizes certain Federal income tax consequences of the grant and exercise of stock options under the 1997 Plan, based on the Federal income tax laws in effect on the date of this Proxy Statement. The summary does not purport to be a complete description of Federal Tax consequences that may be associated with the 1997 Plan, nor does it cover state, local or non-United States taxes.

        Incentive Stock Options.    In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, if a disposition of shares purchased under an ISO occurs within two years from the date of grant or within one year after exercise, the so-called "disqualifying" disposition results in ordinary income to the optionee (and a deduction available to the Company) equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized on the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two- year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

        Non-Statutory Options.    In general, an optionee realizes no taxable income upon the grant of a non-statutory option, but realizes ordinary income in connection with the exercise of the option in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as a capital gain or loss for which the Company is not entitled to a deduction.

        ISOs are treated as non-statutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having an aggregate fair market value (determined as of the date of grant) in excess of $100,000.

        Under the so-called "golden parachute" provisions of the Internal Revenue Code, options that are granted or that vest in connection with a change in control of the Company may be required to be valued and taken into account in determining whether the participant has received payments in the nature of compensation that are contingent on the change in control ("Parachute Payments") equal to or greater than three times the participant's average compensation for the five years ended prior to the year in which the change in control occurs. If this limit is exceeded, the excess of the participant's Parachute Payments over one times the five-year average base amount may be subject to an additional 20% Federal tax and may be nondeductible to the Company.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to any of the Company's chief executive officer and four other highest paid executive officers. However, certain performance-based compensation is not subject to the deduction limit if specified requirements are satisfied, including, among other things, stockholder approval of the material terms of the plan pursuant to which such options are granted. Stock options awarded under the 1997 Plan are intended to qualify for this performance-based compensation exception.

        The Board of Directors recommends a vote FOR approval of Item 2. Approval requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table lists the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served as such at December 31, 2002 (the "Named Executive Officers"), for the fiscal years ended December 31, 2002, 2001 and 2000.

		Annual Compensation			Long Term Compensation
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compen- sation(1) ($) (e)	Restricted Stock Awards(2),(3) ($) (f)	Securities Underlying Options(3) (#) (g)	All Other Compen- sation(4) ($) (i)
Jeffrey B. Swartz(5) President and Chief Executive Officer	2002 2001 2000	650,000 650,000 610,001	650,000 229,400 1,000,000	229,047 136,772 187,572	717,500 — —	100,000 60,000 184,000	7,482 6,660 6,564
Kenneth P. Pucker(6) Executive Vice President and Chief Operating Officer	2002 2001 2000	425,769 424,997 400,010	430,000 149,993 691,680	521,190 690,892 136,473	709,600 — —	75,000 40,000 —	6,856 5,630 6,060
Brian P. McKeon(7) Executive Vice President— Finance & Administration, Chief Financial Officer	2002 2001 2000	334,000 286,000 216,829	437,500 80,749 360,250	— — 171,116	— — —	25,000 20,000 85,000	6,340 5,615 2,399
Gary S. Smith(8) Senior Vice President— Supply Chain Management	2002 2001 2000	295,077 — —	387,863 — —	— — —	— — —	60,000 — —	2,916 — —
Marc Schneider(9) Senior Vice President— Product Management	2002 2001 2000	280,173 264,602 252,000	376,305 37,353 257,836	65,498 — —	— — —	40,000 8,500 15,000	6,275 5,460 5,580

(1)
This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits in excess of reporting thresholds, including: for use of the Company plane: Jeffrey Swartz, $184,307, $89,275 and $158,914 for 2002, 2001 and 2000, respectively. For Mr. Pucker, in 2002 and 2001 it includes $222,083 and $281,343, respectively, paid by the Company for income taxes owed on $261,758 and $325,000, which are the amounts of principal on a loan by the Company to Mr. Pucker forgiven in March of 2002 and 2001, respectively. For Mr. Pucker in 2002, 2001 and 2000, it includes $32,272, $78,549 and $130,473 respectively, which is comprised of reimbursement for income taxes payable on imputed income associated with the loan from the Company to Mr. Pucker. For additional information, see "Certain Relationships and Related Transactions". For Mr. McKeon, it includes relocation expenses of $166,385 paid during 2000, including payments for income taxes owed for such reimbursement. For Mr. Schneider, this is a housing allowance paid in 2002, including payments for income taxes owed for such allowance.

(2)
This column shows the market value of restricted stock awards on the date of grant. The Board of Directors in 2002 approved an award of 25,000 shares to Mr. Swartz and 20,000 shares to Mr. Pucker and in 1999 approved an award of 136,000 shares to Mr. Pucker. The aggregate holdings and market value of restricted stock held on December 31, 2002 was: Mr. Pucker, 67,750 shares/$2,412,578 and Mr. Swartz, 25,000 shares/$890,250. Under their respective Restricted Stock Award Agreements, Mr. Swartz and Mr. Pucker have the same voting and dividend rights on such shares as all other shares of Class A Common Stock. The restrictions on shares awarded to Mr. Pucker in 1999 lapse as follows: 27,200 on the first anniversary of the date of grant and then the restrictions began to lapse at an accelerated rate after the first anniversary of the date of grant in equal installments on each of the next forty-eight monthly anniversaries of the date of grant. The restrictions on shares awarded to Mr. Pucker in 2002 lapse as follows: 6,666 immediately upon date of grant, and 6,666 and 6,668 on the first and second anniversaries of the date of grant, respectively. The restrictions on shares awarded to Mr. Swartz in 2002 lapse in equal installments on each of the first three anniversaries of the date of grant.

(3)
Where applicable, the number of shares granted under stock options and restricted stock awards were doubled to reflect the Company's 2-for-1 stock split on July 17, 2000.

(4)
The Company paid group term life insurance premiums and made contributions to the Company's 401(k) Plan, as follows:

	Group Term Life Insurance Premiums
				Contributions to 401(k) Plan
Name
	2002	2001	2000	2002	2001	2000
Jeffrey B. Swartz	$1,482	$1,560	$1,464	$6,000	$5,100	$5,100
Kenneth P. Pucker	971	1,020	960	5,885	4,610	5,100
Brian P. McKeon	762	515	495	5,578	5,100	1,904
Gary S. Smith	741	—	—	2,175	—	—
Marc Schneider	639	360	480	5,636	5,100	5,100

(5)
Jeffrey Swartz was the Company's Executive Vice President and Chief Operating Officer until June 1998.

(6)
Mr. Pucker was the Company's Senior Vice President and General Manager—Footwear and Apparel until September 1999.

(7)
Mr. McKeon was the Company's Senior Vice President—Finance and Administration until May 2002.

(8)
Mr. Smith joined the Company in February 2002.

(9)
Mr. Schneider was the Company's Vice President, Apparel until September 2002.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2002.

Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		Percent of Total Options Granted to Employees in Fiscal Year (%) (c)
	Number of Securities Underlying Options Granted (#) (b)
			Exercise or Base Price ($/Sh)(2) (d)
Name (a)				Expiration Date (e)	5% ($) (f)	10% ($) (g)
Jeffrey B. Swartz	100,000	7.7	35.48	2/28/12	2,231,000	5,655,000
Kenneth P. Pucker	75,000	5.8	35.48	2/28/12	1,673,250	4,241,250
Brian P. McKeon	25,000	1.9	35.48	2/28/12	557,750	1,413,750
Gary S. Smith	60,000	4.6	35.48	2/28/12	1,338,600	3,393,000
Marc Schneider	15,000	1.2	35.48	2/28/12	334,650	848,250
	25,000	1.9	36.00	9/10/12	566,000	1,434,250

(1)
Based on the exercise price on the date of grant and annual appreciation of such price through the expiration date of such options at an annualized rate of 5% and 10%. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price for the Class A Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated above.

(2)
All stock options granted in 2002 have an exercise price equal to the fair market value on the date of grant and are exercisable at the rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information for each of the Named Executive Officers as to the total number of exercised and unexercised stock options held at December 31, 2002 and the value of unexercised "in-the-money" stock options held at December 31, 2002.

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#) (d)	Value of Unexercised "In-the-Money" Options at Fiscal Year-End(1) Exercisable/Unexercisable ($) (e)
Jeffrey B. Swartz	139,965	4,153,487	692,139/297,000	13,875,908/2,421,470
Kenneth P. Pucker	147,500	3,381,099	81,500/157,000	977,358/802,001
Brian P. McKeon	—	—	47,500/82,500	50,456/53,706
Gary S. Smith	—	—	0/60,000	0/7,800
Marc Schneider	—	—	25,875/63,875	408,394/279,187

(1)
Stock options are "in-the-money" if the fair market value of the Class A Common Stock exceeds the exercise price of the stock option. The amounts shown in column (e) represent the difference between the closing price of the Company's Class A Common Stock on December 31, 2002 ($35.61) and the exercise price of those options which are "in-the-money" on that date, multiplied by the applicable number of underlying securities.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,020,136	$20.7468	797,340
Equity compensation plans not approved by security holders	0	0	0
Total	4,020,136	$20.7468	797,340

(1)
Does not include 2,000,000 shares of Class A Common Stock that will become available for issuance if the Company's stockholders approve the proposal to amend the 1997 Plan.

Change of Control Arrangements

        The Company has entered into change of control severance agreements with Jeffrey B. Swartz, Brian P. McKeon, Kenneth P. Pucker and Gary S. Smith ("Covered Officers") pursuant to approval from the Board of Directors. In the event (i) Sidney W. Swartz, Jeffrey B. Swartz, the lineal descendants of Jeffrey B. Swartz, the Sidney W. Swartz 1982 Family Trust and any other trust or foundation controlled by Sidney W. Swartz and/or Jeffrey Swartz (collectively the "Swartz Family") cease to hold the voting power to elect a majority of the members of the Board of Directors, or all or substantially all of the Company's assets are transferred to an unrelated third party, or the Company is liquidated (each a "Change of Control") and (ii) the employment of a Covered Officer is terminated within 24 months following a Change of Control other than for cause or due to a change in responsibilities, reduction in compensation or other benefits, relocation or certain other adverse events, then the Covered Officer would be entitled to a lump sum payment of two times the sum of (i) the Covered Officer's annual base salary and (ii) the average of the annual bonuses earned by the Covered Officer for the previous three full fiscal years, plus 24 months of benefits following the date of termination of employment. In addition, a Covered Officer may terminate his or her employment voluntarily during the 13th full calendar month following a Change of Control and, under certain conditions, the Company will pay one-half of the amount specified above and provide 12 months of benefits. In the event of a Change of Control, options become immediately exercisable. Payments or benefits paid pursuant to a Change of Control severance agreement that are subjected to certain taxes will, under certain circumstances, be reimbursed by the Company.

Performance Graph

        The following graph shows the five-year cumulative total return of Class A Common Stock as compared with the Standard & Poor's 500 Stock Index and the weighted average of the Standard & Poor's Footwear Index and the Standard & Poor's Apparel, Accessories and Luxury Goods Index. The total return for the Company is weighted in proportion to the percent of the Company's revenue derived from sales of footwear and from apparel and accessories (excluding royalties on products sold by licensees), respectively, for each year.

	1997(1)	1998	1999	2000	2001	2002
Timberland	100.00	78.47	182.13	460.71	255.45	245.32
S&P 500 Index	100.00	128.58	155.63	141.46	124.65	97.10
Weighted Average of S&P Footwear Index and S&P Apparel, Accessories and Luxury Goods Index	100.00	95.77	106.07	127.23	130.68	110.00

(1)
Indexed to December 31, 1997.

Compensation Committee Report on Executive Compensation

General.

        The Compensation Committee consists of Dr. Zaleznik, Chairman, Mr. Beard, Mr. Fitzsimmons and Mr. Shore. The Compensation Committee's responsibilities are discussed above under the heading "Committees of the Board of Directors."

        The Compensation Committee attempts to set annual salary levels for the Company's executive officers, including the Chief Executive Officer, at the competitive mid-point of the salaries of executives in comparable positions at similar companies. The Compensation Committee attempts to set annual bonuses and long-term incentives at levels that, when combined with annual salaries and assuming that actual performance is equal to the established performance goals, will approximate the seventy-fifth percentile of the average total compensation of executives in comparable positions at similar companies. The Compensation Committee's decisions concerning compensation are also made in light of each executive officer's level of responsibility, performance and other compensation awards. The Compensation Committee uses survey data and other services provided by Company resources and independent compensation consulting and executive recruiting firms.

The Short-Term Incentive Plan for Managerial Employees.

        Cash bonuses are payable under the Company's Short-Term Incentive Plan for Managerial Employees ("STIP") or pursuant to the Company's 1997 Incentive Plan approved by the Company's stockholders in May 1997 and amended by the stockholders in May 2001, and are generally intended to qualify as performance-based awards. Pursuant to these plans, the Compensation Committee annually reviews management's financial performance goals for the Company, job performance goals for participants and target bonus awards for such participants, expressed as a percentage of such participants' salaries. Annual bonuses are awarded according to a formula based upon the achievement, in whole or in part, of these Company and individual performance goals.

        STIP participants who have job responsibilities within the Company's business units (as opposed to its corporate functions) are also evaluated on the business units' achievement of some or all of the following target measurements: revenue, operating contribution, gross margin rate and cash flow. The annual STIP bonuses for higher-level executives are more heavily influenced by Company performance than are those for lower-level executives. The amount of annual bonus awards under the STIP may exceed 100% of the target bonus awards established if actual Company performance exceeds targeted goals or, in some cases, as a result of an executive's individual performance goals.

        In the case of the Chief Executive Officer, the Compensation Committee approved a STIP bonus award for 2002 based entirely on the Company's achievement of earnings per share and cash flow targets. The target bonus for the Chief Executive Officer was set at 100% of base salary for full achievement of earnings per share and cash flow targets, or for achievement of one of these targets that exceeded established thresholds. For 2002, one of these targets exceeded established thresholds. The members of the Board of Directors, excluding Sidney Swartz and Jeffrey Swartz, ratified the 2002 bonus award for Jeffrey Swartz.

Long-Term Incentives.

        Stock Options.    Long-term incentive compensation is principally in the form of stock options. The Compensation Committee believes that stock options are an appropriate means to compensate the Company's officers and employees in a manner that encourages them to identify with the long-term interests of the Company's stockholders. Stock options are granted on the basis of competitive levels of stock options granted to employees, including the Chief Executive Officer, with comparable positions at similar companies. For 2002, Jeffrey Swartz was awarded 100,000 stock options. Sidney Swartz has never been granted a stock option because he has a sizable equity position in the Company.

        The Company grants stock options to certain employees at the time of hire and at the time of promotion, based on their levels of responsibility. In addition, the Company may make stock option grants to certain employees based on their individual performance. Stock options become exercisable at such times as the Compensation Committee prescribes. All stock options granted in 2002 have an exercise price equal to the fair market value on the date of grant and are exercisable at the rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant. These stock options expire ten years from the date of grant or when the holder ceases to be an employee, if earlier.

Restricted Stock Awards.

        The Compensation Committee also believes that restricted stock awards are an appropriate means to compensate the Company's officers and employees in a manner that encourages them to identify with the long-term interests of the Company's stockholders as well as to provide compensation commensurate with comparable positions at similar companies. In 2002, the members of the Board of Directors approved a 2002 restricted stock award of 25,000 shares of the Company's Class A Common Stock for Jeffrey Swartz. The award vests ratably over a three-year period.

Section 162(m) Considerations.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1.0 million paid to any of the Company's Chief Executive Officer and four other highest paid executive officers. However, eligible performance-based compensation awards are not subject to the deduction limits if certain requirements are satisfied. The Compensation Committee takes the limitations of Section 162(m) into account in determining awards to executive officers and, in appropriate circumstances, may limit awards or design them to come within the performance-based compensation exception.

COMPENSATION COMMITTEE
Abraham Zaleznik, Chairman John E. Beard John A. Fitzsimmons Bill Shore

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) persons known to the Company to be beneficial owners of 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each director, nominee for director and Named Executive Officer, and (iii) all directors and executive officers as a group, as of the close of business on February 17, 2003:

	Shares Owned Beneficially
	Class A			Class B
Name and Address of Beneficial Owner(1)
	Number(2)		Percent(3)	Number		Percent(3)
Judith H. Swartz and John E. Beard, as Trustees of The Sidney W. Swartz 1982 Family Trust	8,674,610		30.2	—		—
Jeffrey B. Swartz	896,682	(4)	3.1	123,932	(4)	1.6
Sidney W. Swartz	27,682		*	7,366,249		97.4
Kenneth P. Pucker	212,182		*	—		—
Robert M. Agate	59,925		*	—		—
Brian P. McKeon	59,818		*	—		—
John F. Brennan	42,875		*	—		—
John A. Fitzsimmons	36,875		*	—		—
Marc Schneider	36,554		*	—		—
Ian W. Diery	21,875		*	—		—
Abraham Zaleznik	21,575		*	—		—
Virginia H. Kent	18,125		*	—		—
Gary S. Smith	15,000		*	—		—
John E. Beard	13,625		*	—		—
Bill Shore	5,625		*	—		—
All directors and executive officers as a group (19 persons)	1,543,647		5.2	7,490,181		99.1

*
Does not exceed 1% of the class.

(1)
Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2)
Amounts include shares issuable upon the exercise of stock options which are either currently exercisable or will become exercisable on or before April 18, 2003, as follows: Mr. Agate, 35,625; Mr. Beard, 5,625; Mr. Brennan, 26,875; Mr. Diery, 21,875; Mr. Fitzsimmons, 36,875; Ms. Kent, 18,125; Mr. McKeon, 58,750; Mr. Pucker, 130,750; Mr. Schneider, 35,500; Mr. Shore, 5,625; Mr. Smith, 15,000; Mr. Jeffrey Swartz, 795,824; Dr. Zaleznik, 9,375; and all executive officers and directors as a group, 1,269,174. Amounts also include shares awarded pursuant to Restricted Stock Awards as follows: in 1999 and 2002 to Mr. Pucker, 49,884 and 13,334, respectively, and in 2002 to Mr. Jeffrey Swartz, 25,000.

(3)
Percentages are calculated on the basis of the amount of outstanding shares of common stock of such class plus, for each person or group, any shares such person or group has the right to acquire on or prior to April 18, 2003.

(4)
Amount includes 15,600 shares of Class A Common Stock and 91,742 shares of Class B Common Stock held by Mr. Jeffrey Swartz as custodian for minor children, and 43,602 shares of Class A Common Stock held by Mr. Swartz's spouse.

        Sidney Swartz, his children and grandchildren beneficially own all of the Class B Common Stock. As of February 17, 2003, Sidney Swartz and The Sidney W. Swartz 1982 Family Trust, a trust for the benefit of his family (the "Family Trust"), held, in the aggregate, approximately 79.0% of the combined voting power of the Company's capital stock, and the Family Trust held approximately 30.2% of the Class A Common Stock. By virtue of this stock ownership, Sidney Swartz may be deemed to be a "control person" of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended, and the Family Trust influences the election of Mr. Agate, Mr. Brennan and Dr. Zaleznik. Jeffrey Swartz, the Company's President and Chief Executive Officer, is one of the beneficiaries of the Family Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        If Sidney Swartz should die while he is an employee of the Company, the Company will pay to his wife for the three years following his death (or, if earlier, until her death) a monthly amount equal to Mr. Swartz's monthly salary at the time of his death.

        Jeffrey Swartz, the Company's President and Chief Executive Officer, is the son of Sidney Swartz.

        John E. Beard, a member of the Company's Board of Directors and formerly the Company's Secretary, was a partner in the law firm of Ropes & Gray, which provides legal services to the Company. Mr. Beard became of counsel at Ropes & Gray in January, 2001.

        The Company loaned $250,000 in 1999 to Community Wealth Ventures, Inc. ("CWV") of which Bill Shore, a member of the Company's Board of Directors, serves as Chairman. The loan bears interest at 8% per annum and had an initial term of four years which the Company agreed to extend to six years during 2002. As of December 31, 2002, $150,000 of the loan remained outstanding. In addition, during 2002 the Company entered into a services agreement with CWV under which the Company paid $62,400 to CWV for consulting services to the Company related to developing programs for employee volunteerism. In 2002, the Company also donated $148,302 in cash and products to Share Our Strength, a not for profit, anti-hunger and anti-poverty organization. Mr. Shore is the founder and President of Share Our Strength.

        The Company loaned approximately $1.1 million to Kenneth P. Pucker, Chief Operating Officer of the Company, in 2000, an amount equal to the taxes payable as a result of his election under Section 83(b) of the Internal Revenue Code with respect to his restricted stock award in 1999. On March 1, 2001, the Board of Directors forgave $325,000 of the loan and reimbursed Mr. Pucker $281,343 for income taxes related to such forgiveness, and authorized the Chief Executive Officer to forgive such additional loan amounts in the future, if any, as he deems appropriate in his sole discretion. On March 28, 2002, the Company forgave an additional $261,758 of the loan and reimbursed Mr. Pucker $222,083 for income taxes related to such forgiveness. As of February 17, 2003, $523,517 of the loan remained outstanding. The loan has a term of five years and bears interest at the mid-term Applicable Federal Rate. When Mr. Pucker sells any shares under the restricted stock award that are subject to the loan prior to the maturity of the loan, he is required to use a portion of the proceeds from such sale to prepay the remaining principal balance of the loan. The Company reimbursed Mr. Pucker for income taxes payable on imputed income associated with this loan, and in 2001 and 2002 the Company reimbursed $78,549 and $32,272, respectively.

        The Company loaned $350,000 to Fabian T. Garcia, the Company's Senior Vice President—International, in June 2002 for the sole purpose of assisting Mr. Garcia to purchase a personal residence. The loan has a term of three years and bears interest at the rate of three percent (3%) per annum. Interest is payable in arrears on each yearly anniversary of the loan and at the time the loan matures. As of February 17, 2003, the entire loan amount remained outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Directors are Dr. Zaleznik, Chairman, Mr. Beard, Mr. Fitzsimmons and Mr. Shore. Ms. Kent served on the Compensation Committee in early 2002. See the section of this Proxy Statement entitled "Certain Relationships and Related Transactions" for information concerning Mr. Beard and Mr. Shore.

FINANCIAL AND OTHER INFORMATION

        The Company mailed its 2002 Annual Report to its stockholders on or about April 1, 2003. The 2002 Annual Report includes audited financial statements, and other business information and is incorporated herein by reference.

        To obtain a free copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed by the Company with the Securities and Exchange Commission, contact the Investor Relations Department, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885 (telephone: (603) 773-1212).

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
OF 1934, AS AMENDED

        The securities laws of the United States require the Company's directors, its executive officers and any persons holding more than 10% of the Class A Common Stock to report their ownership of Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. All such persons satisfied these filing requirements during and with respect to fiscal year 2002, except that Robert M. Agate filed late one report on Form 4 for one transaction. This report was inadvertently filed late by the Company on behalf of Mr. Agate. In making this disclosure, the Company has relied solely on written representations of its directors, its executive officers and persons who previously held more than 10% of the Class A Common Stock furnished to the Company, and copies of the reports that these persons have filed with the Securities and Exchange Commission.

OTHER BUSINESS

        The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxies in the enclosed proxy intend to vote such proxy in accordance with their judgment on any such matters.

STOCKHOLDER PROPOSALS

        Proposals which stockholders intend to present at the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than February 4, 2004 to be presented at that Annual Meeting. Any proposal received after such date will be untimely and will not be considered at the 2004 Annual Meeting of Stockholders. To be eligible for inclusion in next year's Proxy Statement, the Secretary of the Company must receive stockholder proposals no later than December 2, 2003. In addition to these mailing requirements, stockholder proposals also must be in compliance with applicable Securities and Exchange Commission regulations.

Appendix A

THE TIMBERLAND COMPANY
1997 INCENTIVE PLAN, AS AMENDED

1. DEFINED TERMS

        Exhibit A, which is incorporated by reference, defines the terms used in the Plan.

2. IN GENERAL

        The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates equity-based or cash incentives through the grant of Awards.

3. ADMINISTRATION

        The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception. The Administrator may delegate to senior management the authority to grant Awards, other than Awards to the Chief Executive Officer, the Chief Operating Officer, or any Senior Vice President.

4. SHARES SUBJECT TO THE PLAN

        A. A total of 8,000,000 shares of Stock have been reserved for issuance under the Plan. The following shares of Stock will also be available for future grants:

  (i)
  shares of Stock remaining under an Award that terminates without having been exercised in full (in the case of an Award requiring exercise by a Participant for delivery of Stock);
  (ii)
  shares of Stock subject to an Award, where cash is delivered to a Participant in lieu of such shares;
  (iii)
  shares of Restricted Stock that are forfeited to the Company;
  (iv)
  shares of Stock tendered by a Participant to the Company as payment upon exercise of an Award; and
  (v)
  shares of Stock held back by the Company, or tendered by a Participant to the Company, in satisfaction of tax withholding requirements.

Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

        B. The maximum number of shares of Stock for which Stock Options may be granted to any person over the life of the Plan shall be 4,000,000. The maximum number of shares of Stock subject to SARs granted to any person over the life of the Plan shall likewise be 4,000,000. For purposes of the preceding two sentences, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). The aggregate maximum number of shares of Stock delivered to any person over the life of the Plan pursuant to Awards that are not Stock Options or SARs shall also be 4,000,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

5. ELIGIBILITY AND PARTICIPATION

        The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6. RULES APPLICABLE TO AWARDS

        A. ALL AWARDS

        (1)    Performance Objectives.    Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

        (2)    Alternative Settlement.    The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

        (3)    Transferability of Awards.    Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may not be transferred other than by will or by the laws of descent and distribution. During a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

        (4)    Vesting, Etc.    The Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the Participant's employment or other service relationship with the Company and its Affiliates.

        (5)    Taxes.    The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

        (6)    Dividend Equivalents, Etc.    The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

        (7)    Rights Limited.    Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

        (8)    Section 162(m).    In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.

        B. AWARDS REQUIRING EXERCISE

        (1)    Time And Manner Of Exercise.    Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

        (2)    Payment Of Exercise Price, If Any.    Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

        (3)    Reload Awards.    The Administrator may provide that upon the exercise of an Award, either by payment of cash or (if permitted under Section 6.b.(2) above) through the tender of previously owned shares of Stock, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares of Stock equal to the number of shares of Stock for which the first Award was exercised.

        (4)    ISOs.    No ISO may be granted under the Plan after February 26, 2007, but ISOs previously granted may extend beyond that date.

        C. AWARDS NOT REQUIRING EXERCISE

        Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

7. EFFECT OF CERTAIN TRANSACTIONS

        A. MERGERS, ETC. In the event of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of a majority of the Company's then outstanding voting common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company (any of the foregoing, a "covered transaction"), all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to performance conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction; provided, however, that immediately prior to the consummation of such covered transaction the vesting or exercisability of Awards shall be accelerated unless, in the case of any Award, the Administrator provides for one or more substitute or replacement awards from, or the assumption of the existing Award by, the acquiring entity (if any) or its affiliates.

        The Administrator may provide in the case of any Award that the provisions of the preceding paragraph shall also apply to (i) mergers or consolidations involving the Company that do not constitute a covered transaction, or (ii) other transactions, not constituting a covered transaction, that involve the acquisition of the Company's outstanding Stock.

        B. CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

        (1)    Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a. and to the maximum share limits described in Section 4.b., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

        (2)    Certain Other Adjustments.    The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than stock dividends or normal cash dividends, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.b., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception.

        (3)    Continuing Application of Plan Terms.    References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8. CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9. AMENDMENT AND TERMINATION

        Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

10. NON-LIMITATION OF THE COMPANY'S RIGHTS

        The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. GOVERNING LAW

        The Plan shall be construed in accordance with the laws of the State of New Hampshire.

EXHIBIT A

DEFINITION OF TERMS

        The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

        "ADMINISTRATOR": The Committee, if one has been appointed; otherwise the Board.

        "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

        "AWARD": Any of the following:

  (i)
  Options ("Stock Options") entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option (except as otherwise expressly provided by the Committee consistent with continued qualification of the Stock Option as a performance-based award for purposes of Section 162(m), or unless the Committee expressly determines that such Stock Option is not subject to Section 162(m) or that the Stock Option is not intended to qualify for the performance-based exception under Section 162(m)) will have an exercise price equal to the fair market value of the Stock subject to the option, determined as of the date of grant, except that an ISO granted to an Employee described in Section 422(b)(6) of the Code will have an exercise price equal to 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with the Company and its Affiliates, and all other terms of the Stock Option. No Stock Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

  (ii)
  Rights ("SARs") entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

  (iii)
  Stock subject to restrictions ("Restricted Stock") under the Plan requiring that such Stock be redelivered to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock must be redelivered to the Company, the purchase price of such Stock, and all other terms shall be determined by the Administrator.

  (iv)
  Stock not subject to any restrictions under the Plan ("Unrestricted Stock").

  (v)
  A promise to deliver Stock or other securities in the future on such terms and conditions as the Administrator determines.

  (vi)
  Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

  (vii)
  Cash bonuses tied to performance criteria as described at (viii) below ("Cash Performance Awards").

  (viii)
  Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards"). The Committee in its discretion may grant

    Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. No more than $3,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence:

        (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one $3,000,000 limit, and

        (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of $3,000,000. With respect to any Performance Award other than a Cash Performance Award, Stock Option or SAR, the maximum award opportunity shall be 1,000,000 shares of Stock or their equivalent value in cash, subject to the limitations of Section 4.b. For the avoidance of doubt, any Performance Award of a type described in (i) through (vi) above shall be treated for purposes of this paragraph as a Performance Award that is not a Cash Performance Award, even if payment is made in cash.

        In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant), the Committee shall in writing pre-establish a specific performance goal (based solely on one or more qualified performance criteria or a combination of qualified performance criteria) no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Section 162(m)). For purposes of the Plan, a qualified performance criterion is any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or other objective operating contributions; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; or other transactions that involve a change in the equity ownership of the Company. Prior to payment of any Performance Award (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant) intended to qualify as performance-based under Section 162(m), the Committee shall certify whether the performance goal has been attained and such determination shall be final and conclusive. If the performance goal with respect to any such Award is not attained, no other Award shall be provided in substitution of the Performance Award.

  (ix)
  Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

Awards may be combined in the Administrator's discretion.

        "BOARD": The Board of Directors of the Company.

        "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

        "COMMITTEE": A committee of the Board comprised solely of two or more outside directors within the meaning of Section 162(m). The Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

        "COMPANY": The Timberland Company

        "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

        "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

        "PARTICIPANT": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

        "PLAN": The Timberland Company 1997 Incentive Plan as from time to time amended and in effect.

        "SECTION 162(M)": Section 162(m) of the Code.

        "STOCK": Class A Common Stock of the Company, par value $.01 per share.

PROXY

THE TIMBERLAND COMPANY
ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Sidney W. Swartz and Jeffrey B. Swartz, and each of them, as attorneys and proxies, with the power of substitution, to represent and vote at the Annual Meeting of Stockholders of The Timberland Company (the "Company") and at any adjournments thereof, all shares of the Company's Class A Common Stock which the undersigned could vote if present, in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side of this proxy as directed by the undersigned. The Annual Meeting will be held on Thursday, May 15, 2003, at 9:30 a.m., at the Company's headquarters, 200 Domain Drive, Stratham, New Hampshire 03885.

        A stockholder is entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held of record at the close of business on March 19, 2003. The holders of Class A Common Stock will vote separately as a class to elect three nominees for director, Robert M. Agate, John F. Brennan and Abraham Zaleznik, and the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class to elect seven nominees for director, Sidney W. Swartz, Jeffrey B. Swartz, John E. Beard, Ian W. Diery, John A. Fitzsimmons, Virginia H. Kent and Bill Shore.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO FIX THE NUMBER OF DIRECTORS AT TEN, TO ELECT ALL TEN NOMINEES, AND TO AMEND THE COMPANY'S 1997 INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE FROM 6,000,000 TO 8,000,000. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒
Please mark votes
as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES, AND FOR PROPOSAL 2.

1.	To fix the number of directors at ten for the coming year, subject to further action by the Board of Directors as provided in the Company's By-Laws, and to elect the following nominees:
NOMINEES:
(01) Sidney W. Swartz, (02) Jeffrey B. Swartz, (03) Robert M. Agate, (04) John E. Beard, (05) John F. Brennan, (06) Ian W. Diery, (07) John A. Fitzsimmons, (08) Virginia H. Kent, (09) Bill Shore and (10) Abraham Zaleznik.
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
☐	☐
☐
For all nominees except as noted above

2.	To amend the Company's 1997 Incentive Plan, as amended, to increase the number of shares reserved for issuance from 6,000,000 to 8,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign here personally, exactly as your name is printed on your stock certificate. If the stock certificate is registered in more than one name, each joint owner or each fiduciary should sign personally. Only authorized officers should sign for a corporation.

Signature:	Date:

Signature:	Date:

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. AMENDMENT TO THE 1997 INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES RESERVED
NEW PLAN BENEFITS
1997 Incentive Plan, as amended
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
FINANCIAL AND OTHER INFORMATION
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
OTHER BUSINESS
STOCKHOLDER PROPOSALS
EXHIBIT A DEFINITION OF TERMS